SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 30, 2002

CONDOR TECHNOLOGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23635	54-1814931
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

2745 Hartland Road
Falls Church, Virginia	22043-3529
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 698-7711

Not applicable

(Former name or former address, if changed since last report)

Item 5.                    OTHER EVENTS

                The Registrant, Condor Technology Solutions, Inc, by action of its Board of Directors at a meeting held on October 7, 2002, approved the adoption of a Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation”), subject to the approval of a majority of the stockholders of the Registrant.  Effective October 30, 2002, stockholders representing approximately fifty-nine percent (59%) of the total outstanding Common Stock of the Registrant, par value $.01 per share, approved the Plan of Liquidation.  In accordance with the Plan of Liquidation, the Registrant intends to prepare and send to all stockholders of the Registrant as soon as practicable an Information Statement, describing the Plan of Liquidation and its adoption by the Registrant.

The Registrant is preparing for the potential sale of its remaining business operations, consisting of the Infrastructure Services Division, located primarily in Langhorne, Pennsylvania, and the Enterprise Resource Software Reseller Division, located in Iselin, New Jersey, as going concerns.  The Registrant is otherwise not engaged in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with the Plan of Liquidation.  After substantially all of the Registrant’s assets and going businesses have been sold, the Registrant shall file a Certificate of Dissolution with the State of Delaware.  In light of the size of the Registrant’s outstanding debt obligations and the amount expected from the sale of its remaining business units, if and when such units are sold, no funds generated by the liquidation of the Registrant’s remaining assets will be available for distribution to the stockholders.

A copy of the Plan of Liquidation is filed as an exhibit to this report and is incorporated herein by reference.  The description of the Plan of Liquidation set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Plan of Liquidation.

Item 7. Financial Statements and Exhibits.

(a)  Not applicable

(b)  Not applicable

(c)  Exhibits

Exhibit 2.1                                      Plan of Complete Liquidation and Dissolution of Condor Technology Solutions, Inc.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONDOR TECHNOLOGY SOLUTIONS, INC.

Date: November 4, 2002	By:	/s/ J. L. Huitt, Jr.
J. L. Huitt, Jr.
President and Chief Executive Officer